Exhibit 23.1

KPMG Audit 51 rue de Saint-Cyr CS 60409 69338 Lyon Cedex 9 Lyon	Téléphone : +33 (0)4 37 64 76 00 Télécopie : +33 (0)4 37 64 76 09 Site internet : www.kpmg.fr

Consent of Independent Registered Public Accounting Firm

The Board of Directors ERYTECH Pharma S.A.

We consent to the incorporation by reference in this registration statement on Form S-8 of ERYTECH Pharma S.A. of our report dated March 17, 2020, with respect to the consolidated statements of financial position of ERYTECH Pharma S.A. and its subsidiary as of December 31, 2019, 2018 and 2017, and the related consolidated statements of income (loss), comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, which report appears in the Annual Report on Form 20-F of ERYTECH Pharma S.A for the year ended December 31, 2019 filed with the US. Securities and Exchange Commission on March 18, 2020.

Our report dated March 17, 2020 refers to the change in ERYTECH Pharma S.A.’s method of accounting for leases on January 1, 2019, due to the adoption of IFRS 16 “Leases”.

Lyon, June 25, 2020

KPMG Audit

Department of KPMG S.A.

/s/ Stéphane Devin

Stéphane Devin

Partner

KPMG S.A., société française membre du réseau KPMG constitué de cabinets indépendants adhérents de KPMG Internatinal Cooperative, une entité de droit suisse.

Société anonyme d’expertise

comptable et de commissariat

aux comptes à directoire et

conseil de surveillance.

Inscrite au Tableau de l’Ordre

à Paris sous le n° 14-30080101

et à la Compagnie Régionale

des Commissaires aux Comptes

de Versailles.

Siège social : KPMG S.A. Tour Eqho 2 avenue Gambetta 92066 Paris la Défense Cedex Capital : 5 497 100 €. Code APE 6920Z 775 726 417 R.C.S. Nanterre TVA Union Européenne FR 77 775 726 417